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Exhibit 10(yyy)

FORM OF SECURED PROMISSORY NOTE

[$ AMOUNT]	[DATE]

        FOR VALUE RECEIVED, ALLIANCE PHARMACEUTICAL CORP., a New York corporation (the "Company"), hereby promises to pay to the order of [HOLDER] (the "Holder"), at [ADDRESS], the principal amount of                         ($            ) in lawful money of the United States of America, on the terms set forth in Section 1 hereof. This Note is secured by a first priority security interest in certain assets of the Company (the "Collateral") pursuant to the Security Agreement, dated as of July 23, 2002 (the "Security Agreement"), between the Company and the Holder and the Patent and Trademark Security Agreement, dated as of July 23, 2002 (the "Patent and Trademark Security Agreement") between the Company and the Holder.

        1.    Payments of Interest and Principal.    Subject to the provisions of Section 2 hereunder, payments of principal plus interest on the unpaid principal balance of this Promissory Note (this "Note") outstanding from time to time shall be payable in accordance with the following:

          (a)    Interest.    During the period commencing on the date hereof and terminating on [45 days from the date hereof], no interest shall accrue. If the Maturity Date hereunder is extended pursuant to Section 1(b) below, interest shall accrue commencing on [46 days from the date hereof] at a rate equal to $                        per day, or if such rate exceeds the maximum rate permitted to be charged under applicable law, the maximum rate allowed thereunder.

          (b)    Principal.    The principal balance outstanding on this Note shall be due and payable to the Holder at the earlier of (i) [45 days from the date hereof], or (ii) the date on which the Company completes and receives the proceeds from a financing with aggregate gross proceeds of at least $            (the "Maturity Date"). Notwithstanding the above, the Maturity Date may be extended 90 days from the date hereof by written notice from the Company to the Holder, in which case, the principal balance outstanding on this Note and the accrued interest thereon shall be due and payable on such 90th day, provided, however, that the Maturity Date may not be extended beyond the date any financing is completed and the Company receives the proceeds therefrom as contemplated in the preceding sentence. Contemporaneously with the repayment of this Note, the Holder shall surrender this Note, duly endorsed, at the office of the Company.

          (c)    Payments.    All payments of principal, interest, fees and other amounts due hereunder shall be made by the Company in lawful money of the United States of America by wire transfer or by any other method approved in advance by the Holder to the account of the Holder at the address of the Holder set forth in Section 4 hereof or at such other place designated by the Holder in writing to the Company.

          (d)    Acceleration of the Maturity Date.    Notwithstanding any other provision in this Note to the contrary, this Note shall become due and payable together with all accrued interest due on the outstanding principal amount hereunder, without notice or any other action by Holder, in the event that (i) the Company fails to pay the principal of or interest on this Note as and when due; (ii) the Company shall default in the performance of or otherwise breach any of its representations and warranties or other obligations set forth in the Secured Note Purchase Agreement, dated as of July 23, 2002, between the Company and the Holder for a period of 30 consecutive days without cure by the Company; (iii) the Holder shall have the right to enforce it's remedies under Section 8 of the Security Agreement or Section 7 of the Patent and Trademark Security Agreement; (iv) the

  Holder shall not have a first priority security interest in the Collateral once all necessary filings have been made under the Security Agreement and the Patent and Trademark Security Agreement; (v) the Company shall file a petition under bankruptcy, insolvency or debtor's relief law or make an assignment for the benefit of its creditors; or (vi) a court of competent jurisdiction enters an order or decree under any federal or state bankruptcy law that (X) is for relief against the Company in an involuntary case brought with respect to the Company in such court, (Y) appoints a custodian, receiver or other similar official for all or substantially all the Company's property or (Z) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days. In the event that the payment of principal and interest due hereunder is accelerated pursuant to this Section 1(d), interest shall accrue at a rate equal to $                        per day as of the date of such acceleration until such date as the Holder is paid in full under this Note.

        2.    Prepayment.    The principal balance of this Note, along with all accrued interest, if any, may be paid in full at the election of the Company at any time upon no less than two (2) days prior written notice to the Holder.

        3.    Governing Law.    This Note shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

        4.    Notices.    All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail, addressed as follows:

  (a)
  If to the Company, to:

      Alliance Pharmaceutical Corp.
      3040 Science Park Road
      San Diego, California 92121
      Fax number: (858) 410-5306
      Attention: President

    with a copy to:

      Stroock & Stroock & Lavan LLP
      180 Maiden Lane
      New York, NY 10038
      Fax number: (212) 806-6006
      Attention: Melvin Epstein, Esq.

  (b)
  If to the Holder, to:

      [HOLDER]
      [ADDRESS]
      Fax number:
      Attention:

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or by overnight courier or, if sent by mail, at the earlier of its actual receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

        5.    Company's Waivers.    The Company, to the extent permitted by law, waives and agrees not to assert or take advantage of any of the following: (a) any defense based upon an election of remedies by the Holder which may destroy or otherwise impair any subrogation or other rights of the Company or any guarantor or endorser of this Note; (b) any duty on the part of the Holder to disclose any facts or other data the Holder may now or hereafter know; (c) acceptance or notice of acceptance of this Note by the Company; (d) presentment and/or demand for payment of this Note or any indebtedness or obligations hereby promised; and (e) protest and notice of dishonor with respect to this Note or any indebtedness or performance of obligations arising hereunder.

        6.    Amendment; Waiver.    All amendments or waivers of any of the terms hereof (including, without limitation, any waiver of acceleration of the Maturity Date) and any payment of this Note with any consideration other than cash, shall be made or effected only with the written consent of the Holder.

        7.    Replacement of Note.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note by the Holder, the Company shall issue a replacement instrument, at the Company's expense, representing such Note in lieu of such lost, stolen, destroyed, or mutilated instrument, provided that the Holder agrees to indemnify the Company for any losses incurred by the Company with respect to such lost instrument (other than the cost of issuing the new instrument).

        8.    Warrant.    This Note is being issued together with a warrant to purchase shares of common stock of the Company.

        9.    Headings.    The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed and to be dated the day and year first above written.

ALLIANCE PHARMACEUTICAL CORP.
By:

Name: Theodore D. Roth Title: President and Chief Operating Officer

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FORM OF SECURED PROMISSORY NOTE